Exhibit 10.23

Agreement for Change of Control
And Recapitalization
Of
Paxton Energy, Inc.

This Agreement (the “Agreement”) is entered into effective March 17, 2010 by and among  Charles Volk (‘Volk”), Paxton Energy, Inc., a Nevada corporation (“Paxton”), Robert Freiheit (“Freiheit”) and Tom Manz (“Manz”).

The parties have agreed that it would be beneficial to institute a change of control and recapitalization of Paxton.  Effective upon the satisfaction of the conditions precedent set forth below   Freiheit and Manz will resign as directors and officers of Paxton and be replaced by Volk, Jim Burden, and Cliff Henry. As preliminary steps to undertaking this transaction, Paxton represents to Volk that Paxton has obtained the agreement of the substantial majority of the holders of: (i) $637,689 of registration and accrued interest debt, and (ii) 1,644,250 common stock purchase options to settle for shares of common stock.  In consideration of the following representations, promises, and undertakings, the parties agree as follows:

1.      The Current Board of Directors will adopt the following resolutions:  (i)  reverse split of the Company’s current outstanding stock of 23,586,139 shares to 7,862,070 shares, (ii) conversion of the $637,869 registration and accrued interest debt accrued through June 30, 2009 to restricted common shares at the rate of $0.05 per share or a total issuance of 12,757,380 shares, (iii)conversion of the current total options outstanding of 1,644,250 options to common stock  on a 1 for 1 basis for a total issuance of 1,644,250 restricted common shares, (iv) approve the issuance, upon appointment of Henry and Burden, of 300,000 shares of restricted common stock of Paxton each after completing items (i) through (iii) set forth above whereby the total issued and outstanding would be 22,863,700 shares with no warrants or options outstanding and debt would be reduced by $637,869. (vi) a second reverse split of the issued and outstanding shares of Paxton of approximately a one for 2.8 reverse (or whatever reverse is necessary) of the common stock consolidation so that the total shares outstanding would then be 10,000,000 (or one reverse split to achieve the same outcome).

2.      Paxton represents that it will obtain the agreement of the holders of $300,000 of secured debt, Robert Freiheit, holder of $15,000 of unsecured debt and Tom Manz, holder of $15,000 of unsecured debt (and will provide an executed copy of such Agreement with the holders to Volk) to grant to Paxton a six month extension for the payment of the debt to August 31, 2010 in exchange for bringing interest current on the debt through January 31,2010 ( a total of $24,787.40) and for the right of the Holders of the secured debt to convert their notes into Paxton common stock on the same terms as the private placement offering of 20,000,000 shares at $.15 except if converted and to the extent legally permissable  the common stock will be issued without restriction, as set forth below in section 4.

3.      Paxton, Freiheit, and Manz shall take the following actions after completion of Board Resolutions in Section 1 and after obtaining the agreement of Secured Debt Holders: (i) Manz shall resign as a director of Paxton, (ii) Freiheit shall elect Volk and James Burden as directors to fill the vacancies created by Manz’s resignation and the earlier resignation of the former director who resigned, (iii) Freiheit then shall resign as a director and officer, (iv) Volk and Burden shall elect Cliff Henry as a director to fill the vacancy created by Manz’s resignation.  Volk, Burden, and Henry are referred to below as the “New Board of Directors.” Freiheit, Manz and Paxton will sign appropriate mutual release agreements whereby Freiheit and Manz will  release any claims Freiheit or Manz have against Paxton except for the debt and share delivery owed them as described above and Paxton will release any claims it may have against Freiheit and Manz except by reason fraud, gross negligence or willful conduct

4.      The New Board of Directors shall take the following minimum actions following election and acceptance of the directorships: (i) take all reasonable and necessary actions to complete the corporate actions approved in the resolutions adopted by the prior Board of Directors,  (ii) approve and complete a $200,000 convertible note placement with $25,000 of the proceeds delivered to Hansen Barnett and Maxwell enabling a completion of the 2009 audit, (iii) approve 62,700,000 newly-issued, post stock-consolidation shares of its common stock to  Volk, registered in whatever persons Volk  designate so long as Paxton receives, in exchange for the issuance, properties and assets which have at least a $2,000,000 tangible net worth, produce an annual net cash flow to Paxton of at least $1,000,000 and are audited in a manner meeting SEC requirements, (iv) approve 3,300,000  shares to the Investment Banker of Paxton (v) a Rule 506 private placement of  up to 4,000,000 Units at $0.05 a Unit, each Unit consisting of one newly-issued, post stock-consolidation share of  common stock and one-half a Common Stock Purchase Warrant exercisable at $0.15 for payment of transaction expenses and regulatory filings, including $25,000 delivered to Hansen Barnett and Maxwell enabling a completion of the 2009 audit  and  followed by a second Rule 506 private placement of up to 20,000,000 Units at $0.15 a Unit, each Unit consisting of one newly-issued, post stock-consolidation share of common stock and one-half a post stock-consolidation share of Common Stock Purchase Warrant exercisable at $0.45 to be issued in exchange for up to  $3,200,000  to be wire-transferred or deposited to the Thomas J. Kenan Client Trust Account, maintained by Kenan at BancFirst in Oklahoma City, Oklahoma (wire transfer instructions will be provided by Kenan), this $3,200,000 to be referred to herein as the “FTB&K Escrow Account”. Disbursements from the FTB&K Escrow Account will be made by Kenan only upon the written authorization of Board of Directors of Paxton.

5.      Paxton hereby represents and warrants to Volk, Burden, and Henry as follows, which representations and warranties shall continue through the Closing:

5.1. Financial Statements.  Paxton’s  financial statements, as filed with the Securities and Exchange Commission in a Form 10-K for the fiscal period ended  December 31, 2008, and the interim periods ended March 31, 2009,  June 30, 2009  and September 30, 2009 in forms 10-Q are correct in all material respects.
5.2. Articles and Bylaws.  Complete and accurate copies of the Certificate and Articles of Incorporation and Bylaws of Paxton together with all amendments thereto to the date hereof will be delivered to Volk before the Closing.

5.3 Shareholders. A complete list of all persons or entities holding capital stock of Paxton or any rights to subscribe for, acquire, or receive shares of the capital stock Paxton (whether warrants, calls, options, or conversion rights), including copies of all stock option plans whether qualified or non qualified, and other similar agreements will be provided to Volk at a time and place of its choosing.
5.4 Officers and Directors.  A complete and current list of all current officers and Directors of Paxton is set forth in its filed Form 10-K for the year-end fiscal period ended December 31, 2008.
5.5 Tax Returns.  Accurate copies of Federal and State tax returns for Paxton for at least the last six taxable years will be delivered to Volk at a time of his choosing.
5.6 Organization, Standing and Power.  Paxton is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with all requisite corporate power to own or lease its properties and carry on its businesses as is now being conducted.
5.7 Authority.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action including, but not limited to, duly and validly authorized action and approval by the Board of Directors on the part of Paxton.  This Agreement constitutes valid and binding obligations of Paxton and is enforceable against it, including the availability of the remedy of specific performance.  This Agreement executed by Paxton and the execution of the actions and the transactions contemplated hereunder shall not result in any breach of any terms or provisions of Paxton’s Certificate and Articles of Incorporation or Bylaws or of any other agreement, court order or instrument to which Paxton is a party or is bound by.
5.8. Absence of Changes. Since September 30, 2009, there will not have been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of Paxton.
5.9. Tax Matters.  All taxes and other assessments and levies which Paxton is required by law to withhold or to collect will have been duly withheld and collected, and have been paid over to the proper government authorities. There must be no known deficiencies in income taxes for any periods and further, the representations and warranties as to the absence of undisclosed liabilities contained in Paragraph 5.8 above  include any and all tax liabilities of whatsoever kind or nature (including, without limitation, all federal, state, local and foreign income, profit, franchise, sales, use and property taxes) due or to become due, incurred in respect of or measured by Paxton income or business prior to the Closing Date.
5.10. Options, Warrants, etc. Except as set forth in paragraph 1 and3 and rights to participate in future financing held by Iriquois and Cranshire,  there are no outstanding options, warrants, calls, commitments, or agreements of any character to which Paxton or its shareholders are a party or by which Paxton or its shareholders are bound, or are a party, calling for the issuance of shares of capital stock of Paxton or any securities representing the right to purchase or otherwise receive any such capital stock of Paxton.
5.11. Title to Assets. Except for the holders of secured debt of Paxton, Paxton is the sole and unconditional owner of, with good and marketable title to, all the assets listed in its financial statements as owned by them and all other property and assets must be free and clear of all mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever.

5.12. Legal Proceedings, etc.  There are no civil, criminal, administrative, arbitration, or other such proceedings or investigations pending or, to the knowledge of either Paxton or the shareholders thereof, threatened, in which, individually or in the aggregate, an adverse determination would materially and adversely affect Paxton, its properties, business, or income.  Paxton has substantially complied with, and is not in default in any material respect under, any laws, ordinances, requirements, regulations, or orders applicable to its businesses.
5.13. Governmental Regulation. Paxton is not in violation of or in default with respect to any applicable law or any applicable rule, regulation, order, writ, or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, which violation or default could have a material adverse effect upon the business, operations, or financial condition of Paxton.
5.14 Brokers and Finders.  Paxton has not retained any broker or finder, nor is it obligated to pay any brokerage fees, commissions, or finders' fees in connection with the transactions contemplated herein.
5.15 Accuracy of Information.  No representation or warranty by Paxton contained in this Agreement, and no statement contained in any certificate, document, or other instrument delivered or to be delivered to Volk pursuant to this Agreement or in connection with the transactions contemplated therein, including the list of accounts payables and obligations of Paxton previously delivered to Volk, will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.
5.16. Subsidiaries. Paxton does not have any subsidiaries nor does it own any capital stock of any other corporation.
5.17. Improper Payments.  No person acting on behalf of Paxton has made any payment or otherwise transmitted anything of value, directly or indirectly, to: (a) any official or any government or agency or political subdivision thereof for the purpose of influencing any decision affecting the business of Paxton, (b) any customer, supplier, or competitor of Paxton, or employee of such customer, supplier, or competitor, for the purposes of obtaining or, retaining business for Paxton, or (c) any political party or any candidate for elective political office nor will any fund or other asset of Paxton been maintained that was not fully and accurately recorded on the books of account of Paxton.
5.19. Copies of Documents.  Paxton will make available for inspection and copying by Volk and his duly authorized representatives, and will continue to do so at all times, true and correct copies of all documents that it has filed with governmental agencies, which are material to the terms and conditions contained in this Agreement.  Furthermore, all filings by Paxton with governmental agencies, including but not limited to the Internal Revenue Service, contained information that is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading or could have any material adverse effect upon the financial condition or operations of Paxton or adversely effect the objectives of this Agreement.

6.     This Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada.  This Agreement represents the entire agreement of the parties with respect to the subject matter contained herein.  Any disputes among the parties arising from the performance or non-performance of a party shall be resolved in binding arbitration in accordance with the arbitration procedures of the American Arbitration Association Commercial Rules.

7.    Paxton hereby approves and authorizes the filing of a Form 8-K with the SEC and news release containing the particulars of this Agreement.

Paxton Energy, Inc.

	/s/ Robert Freiheit	/s/ Robert Freiheit	/s/ Tom Manz
By:
	Robert Freiheit, CEO	Robert Freiheit	Tom Manz
	3/16/10		3/16/2010

/s/ Charles Volk

Charles Volk
3/17/2010